Exhibit 99.1

NEWS RELEASE

Corporate Offices: 1328 Racine Street Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2019

THIRD QUARTER FINANCIAL RESULTS

● Q3 Net Sales Increase 18.5% to $77,420,000, Including the Benefits of the Veth Propulsion Acquisition
● Net Income of $4,560,000 Increases 5.8% Versus the Prior Year Period
● Q3 EBITDA of $9,965,000 Increases 39.1% Versus the Prior Year Period
● Sale of Mill Log for $7,658,000 Completed in Third Quarter
● Investments Focused on Creating Additional Capacity and Improving Efficiency

RACINE, WISCONSIN—May 6, 2019— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2019 third quarter ended March 29, 2019.

Sales for the fiscal 2019 third quarter increased to $77,420,000, from $65,349,000 for the same period last year. The 18.5% increase in 2019 third quarter sales was primarily due to the contribution from the Veth Propulsion acquisition, stable demand for the Company’s oil and gas transmission systems and aftermarket components from North American fracking customers, and improved activity in the global industrial and commercial marine markets. Year-to-date, sales were $230,216,000, compared to $166,960,000 for the fiscal 2018 nine months.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Financial results continue to improve from the prior fiscal year period as a result of the contribution of the Veth acquisition and stable demand across most of our global markets. Significant supply chain challenges contributed to reduced efficiencies and impacted shipments during the third quarter. We are focused on implementing operational improvements, which include investments in equipment, people, and suppliers.”

“During the third quarter we sold Mill Log, our distributor in the Pacific Northwest and Western Canada, to further focus our efforts on product development, engineering and customer support. We also broke ground on a new 50,000 square foot operations facility in Lufkin, Texas, which is expected to open in January 2020 and will expand our production capacity and capabilities. It will take a couple of quarters for these investments to be implemented, but once fully operational we believe efficiencies will expand as we improve our manufacturing, supply chain, and distribution / logistics infrastructure,” continued Mr. Batten.

Gross profit for the fiscal 2019 third quarter was 29.9%, compared to 31.9% in the fiscal 2018 third quarter. The 200-basis point decrease in gross profit percent for the fiscal 2019 third quarter compared to the fiscal 2018 third quarter was primarily due to a less profitable mix of revenues and reduced operating efficiencies. Year-to-date, gross profit was 31.8%, compared to 31.8% for the fiscal 2018 nine months.

For the fiscal 2019 third quarter, marketing, engineering and administrative (ME&A) expenses grew $2,826,000 to $17,375,000. The 19.4% increase in ME&A expenses in the quarter was primarily due to the addition of Veth Propulsion, including the amortization of purchase accounting intangibles of $708,000. Other changes included increased professional fees, salaries, travel and marketing expenses related to the Veth Propulsion acquisition. These increases were offset by reduced global bonus expense and a foreign exchange impact. As a percent of revenues, ME&A expenses were 22.4% for the fiscal 2019 third quarter, compared to 22.3% for the same period last fiscal year. Year-to-date, ME&A expenses were $55,269,000, compared to $43,013,000 for the fiscal 2018 nine-month period. As a percent of revenues, year-to-date ME&A expenses declined 180 basis points to 24.0%, compared to 25.8% for the same period last fiscal year.

Twin Disc recorded restructuring charges of $131,000 in the fiscal 2019 third quarter, compared to restructuring charges of $452,000 in the same period last fiscal year. Restructuring activities during the fiscal 2019 third quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations. Year-to-date, the Company recorded restructuring charges of $738,000, compared to $2,501,000 for the same period last fiscal year.

The Company reported $1,357,000 in other operating income during the fiscal 2019 third quarter, which was associated with a gain on the sale of Mill Log and the reversal of certain accruals associated with the Veth Propulsion acquisition.

The fiscal 2019 third quarter tax rate of 23.9%, compared to 20.7% for the fiscal 2018 third quarter, is reflective of the jurisdictional mix of earnings. There were no material discrete tax adjustments in the quarter for fiscal 2019 or 2018.

Net income attributable to Twin Disc for the fiscal 2019 third quarter was $4,560,000, or $0.34 per diluted share, compared to net income attributable to Twin Disc of $4,308,000, or $0.37 per diluted share, for the fiscal 2018 third quarter. Year-to-date, net income attributable to Twin Disc was $11,494,000, or $0.90 per diluted share, compared to net income attributable to Twin Disc of $3,586,000, or $0.31 per diluted share, for the fiscal 2018 nine months.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $9,965,000 for the fiscal 2019 third quarter, compared to $7,166,000 for the fiscal 2018 third quarter. For the fiscal 2019 nine-month period, EBITDA was $27,054,000 compared to $11,122,000 for the fiscal 2018 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “While our balance sheet remains strong, we did not experience the meaningful reductions in inventory and working capital levels we expected as a result of the third quarter’s execution issues. As our operational improvements progress, we expect reduced inventory and working capital levels in the fourth quarter and on a year-over-year basis next fiscal year. As part of our strategies to improve our operations, we are making additional investments to upgrade our manufacturing capabilities and improve both quality and efficiencies. Year-to-date, we have invested $8,911,000 in capital expenditures and expect to invest approximately $14,000,000 in capital expenditures in total during fiscal 2019.”

Mr. Batten concluded, “Our six-month backlog at March 29, 2019, was $113,703,000, which includes the contribution of the Veth Propulsion acquisition, compared to $114,979,000 at June 30, 2018, and $116,292,000 at March 30, 2018. Our strategies to expand and diversify our end markets, product categories, and geographies are taking hold and have created a more stable business platform. However, further investments are needed to support current and future demand. Improving our operations is a key component to our strategy over the next 12 months. As part of this effort, in May we will be moving into a new leased aftermarket warehouse, allowing for more capacity and improved efficiencies in our Racine manufacturing facility. Veth Propulsion continues to meet expectations and benefit our financial and operating results. We look forward to ending the year on a strong note and I am encouraged with the positive trends in our business and end markets.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on May 6, 2019. To participate in the conference call, please dial 800-263-0877 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. May 6, 2019 until midnight May 13, 2019. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 8208862.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(In thousands, except per-share data; unaudited)

	Quarter Ended		Three Quarters Ended
	March 29, 2019	March 30, 2018	March 29, 2019	March 30, 2018

Net sales	$77,420	$65,349	$230,216	$166,960
Cost of goods sold	54,303	44,527	157,026	113,922
Gross profit	23,117	20,822	73,190	53,038

Marketing, engineering and administrative expenses	17,375	14,549	55,269	43,013
Restructuring expenses	131	452	738	2,501
Other operating income	(1,357)	-	(1,357)	-
Income from operations	6,968	5,821	18,540	7,524

Interest expense	449	80	1,583	227
Other expense, net	490	272	1,608	1,206

Income before income taxes and noncontrolling interest	6,029	5,469	15,349	6,091
Income tax expense	1,442	1,133	3,780	2,401

Net income	4,587	4,336	11,569	3,690
Less: Net earnings attributable to noncontrolling interest, net of tax	(27)	(28)	(75)	(104)
Net income attributable to Twin Disc	$4,560	$4,308	$11,494	$3,586

Net income per share data:
Basic net income per share attributable to Twin Disc common shareholders	$0.35	$0.37	$0.91	$0.31
Diluted net income per share attributable to Twin Disc common shareholders	$0.34	$0.37	$0.90	$0.31

Weighted average shares outstanding data:
Basic shares outstanding	12,914	11,313	12,437	11,289
Diluted shares outstanding	13,146	11,344	12,652	11,320

Comprehensive income
Net income	$4,587	$4,336	$11,569	$3,690
Benefit plan adjustments, net of taxes of $146, $212, $437, and $1,164, respectively	478	474	1,427	2,682
Foreign currency translation adjustment	(869)	1,849	(3,217)	4,878
Comprehensive income	4,196	6,659	9,779	11,250
Less: Comprehensive income attributable to noncontrolling interest	(44)	(26)	(52)	(95)

Comprehensive income attributable to Twin Disc	$4,152	$6,633	$9,727	$11,155

Reconciliation of Consolidated net Earnings to EBITDA

(In thousands; unaudited)

	Quarter Ended		Three Quarters Ended
	March 29, 2019	March 30, 2018	March 29, 2019	March 30, 2018
Net income attributable to Twin Disc	$4,560	$4,308	$11,494	$3,586
Interest expense	449	80	1,583	227
Income taxes	1,442	1,133	3,780	2,401
Depreciation and amortization	3,514	1,645	10,197	4,908
Earnings before interest, taxes, depreciation and amortization	$9,965	$7,166	$27,054	$11,122

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; unaudited)

	March 29,	June 30,
	2019	2018
ASSETS
Current assets:
Cash	$15,757	$15,171
Trade accounts receivable, net	48,207	45,422
Inventories	128,168	84,001
Prepaid expenses	7,591	8,423
Other	8,591	6,252

Total current assets	208,314	159,269

Property, plant and equipment, net	67,422	55,467
Goodwill, net	26,672	2,692
Intangible assets, net	23,114	1,906
Deferred income taxes	15,313	18,056
Other assets	3,989	3,850

TOTAL ASSETS	$344,824	$241,240

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$-
Accounts payable	27,825	29,368
Accrued liabilities	39,512	32,976

Total current liabilities	69,337	62,344

Long-term debt	47,280	4,824
Lease obligations	13,325	6,527
Accrued retirement benefits	19,172	21,068
Deferred income taxes	6,971	1,203
Other long-term liabilities	2,097	1,658

Total liabilities	158,182	97,624

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802 and 13,098,468, respectively; no par value	44,755	11,570
Retained earnings	197,293	178,896
Accumulated other comprehensive loss	(32,462)	(23,792)
	209,586	166,674
Less treasury stock, at cost (1,534,290 and 1,545,783 shares, respectively)	23,500	23,677

Total Twin Disc shareholders' equity	186,086	142,997

Noncontrolling interest	556	619
Total equity	186,642	143,616

TOTAL LIABILITIES AND EQUITY	$344,824	$241,240

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Three Quarters Ended
	March 29, 2019	March 30, 2018

Cash flows from operating activities:
Net income	$11,569	$3,690
Adjustments to reconcile net income to net cash (used) provided by operating activities, net of acquired assets:
Depreciation and amortization	6,974	4,908
Amortization of inventory fair value step-up	3,223	-
Restructuring expenses	28	162
Gain on sale of Mill Log	(865)	-
Gain on contingent consideration of Veth Propulsion acquisition	(492)	-
Provision for deferred income taxes	1,158	3,455
Stock compensation expense and other non-cash changes, net	2,123	1,330
Net change in operating assets and liabilities	(35,876)	(12,544)
Net cash (used) provided by operating activities	(12,158)	1,001

Cash flows from investing activities:
Proceeds from sale of Mill Log	5,158	-
Acquisition of Veth Propulsion, less cash acquired	(60,195)	-
Acquisitions of fixed assets	(8,911)	(4,354)
Proceeds from sale of fixed assets	145	141
Other, net	(229)	(129)
Net cash used by investing activities	(64,032)	(4,342)

Cash flows from financing activities:

Proceeds from issuance of common stock, net	32,210	-
Borrowings under long-term debt arrangement	44,151	-
Borrowings under revolving loan arrangement	123,904	54,415
Proceeds from exercise of stock options	36	-
Repayments of revolver loans	(99,156)	(53,138)
Repayments of long-term borrowings	(23,872)	-
Dividends paid to noncontrolling interest	(115)	(172)
Payments of withholding taxes on stock compensation	(926)	(422)
Net cash provided by financing activities	76,232	683

Effect of exchange rate changes on cash	544	1,406

Net change in cash	586	(1,252)

Cash:

Beginning of period	15,171	16,367

End of period	$15,757	$15,115

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